Exhibit 99.(D)(2)

Schedule A

to the November 20, 2012 Investment Advisory

Agreement Dated as of January 31, 2013*

between WisdomTree Trust

and WisdomTree Asset Management, Inc.

Name of Series	Fee %
Domestic Value
WisdomTree U.S. Total Dividend Fund	0.28%
WisdomTree U.S. High Dividend Fund	0.38%
WisdomTree U.S. LargeCap Dividend Fund	0.28%
WisdomTree U.S. AI Enhanced Value Fund	0.38%
WisdomTree U.S. MidCap Dividend Fund	0.38%
WisdomTree U.S. SmallCap Dividend Fund	0.38%

Domestic Core
WisdomTree U.S. LargeCap Fund	0.08%
WisdomTree U.S. MidCap Fund	0.38%
WisdomTree U.S. SmallCap Fund	0.38%
WisdomTree U.S. Value Fund	0.12%

Developed World ex-US
WisdomTree International Equity Fund	0.48%
WisdomTree International High Dividend Fund	0.58%
WisdomTree True Developed International Fund	0.48%
WisdomTree International MidCap Dividend Fund	0.58%
WisdomTree International SmallCap Dividend Fund	0.58%
WisdomTree International AI Enhanced Value Fund	0.58%
WisdomTree Europe SmallCap Dividend Fund	0.58%
WisdomTree Japan Hedged Equity Fund	0.48%
WisdomTree Japan SmallCap Dividend Fund	0.58%
WisdomTree Europe Hedged Equity Fund	0.58%

Global/Global ex-US
WisdomTree Global ex-U.S. Quality Growth Fund	0.42%
WisdomTree New Economy Real Estate Fund	0.58%

Emerging/Frontier Markets
WisdomTree Emerging Markets High Dividend Fund	0.63%
WisdomTree Emerging Markets SmallCap Dividend Fund	0.58%
WisdomTree India Earnings Fund	0.83%
WisdomTree China ex-State-Owned Enterprises Fund	0.32%

Name of Series	Fee %
Emerging Markets Currency
WisdomTree Emerging Currency Strategy Fund	0.55%

Emerging Markets Fixed Income
WisdomTree Emerging Markets Local Debt Fund	0.55%
WisdomTree Emerging Markets Corporate Bond Fund	0.60%

Alternative Funds
WisdomTree Managed Futures Strategy Fund	0.65%

* Effective as of October 22, 2025

WISDOMTREE TRUST	WISDOMTREE ASSET MANAGEMENT, INC.

By: /s/Jonathan Steinberg	By: /s/Stuart Bell
Name: Jonathan Steinberg	Name: Stuart Bell
Title: President	Title: Chief Operating Officer